Exhibit 77C

NSAR -- Alliance New York Municipal
Income Fund, Inc.
811-10577


RESULTS OF STOCKHOLDERS
MEETING
(unaudited)
The Annual Meeting of Stockholders of
Alliance New York Municipal Income Fund,
Inc. (the Fund) was held on March 27, 2014. A description of the proposals and number of shares voted at the Meeting are as follows:

1. To elect three Directors for a term of three years and until his successor is duly elected and qualifies.
Class Two (term expires 2017)

2. To elect two Preferred Directors for a term of two years and until his successor is duly elected and qualifies.
Class One (term expires 2016)





Voted for
Authority
Withheld





Class Two (term expires 2017)
Common Shares:



William H. Foulk, Jr.
3,641,618
431,408

D. James Guzy
3,641,618
431,408

Robert M. Keith
3.645,522
427,504





Class One (term expires 2016)
Preferred Shares:



John H. Dobkin
946
8

Michael J. Downey
946
8




NY Inc. Muni SAR 4-30-14